Exhibit 10.1

second Amendment to the
EMPLOYMENT AGREEMENT

This Second Amendment (the “Second Amendment”), is made as of the 22nd day of February, 2010, to the Employment Agreement by and between Arbinet Corporation, formerly known as Arbinet thexchange, Inc., a Delaware corporation with its headquarters located in Herndon, Virginia (the “Employer”), and Shawn F. O’Donnell (the “Executive”) made as of September 2, 2008, as amended by the First Amendment to the Employment Agreement by and between the Employer and the Executive made as of June 16, 2009 (the “Agreement”).  In consideration of the mutual covenants contained in this Second Amendment, the Employer and the Executive desire to amend certain provisions of the Agreement as follows:

1.           Section 3 (a) is amended by deleting it in its entirety and substituting therefor the following:

(a)           The executive understands and agrees that this position is a full-time position based at the Employer’s headquarters in Herndon, Virginia.

2.           Section 3(d) is amended by deleting it in its entirety.

3.           Section 4(e)(iii)(B) is amended by deleting it in its entirety and substituting therefor the following:

(B)          The Executive shall be entitled to reimbursement by the Employer for up to Six Thousand Five Hundred Dollars ($6,500) per month of the Executive’s reasonable and documented out-of-pocket expenses incurred by him for living expenses in the Virginia area and travel to and from the Executive’s residence in the Dallas, Texas area.

4.           Section 6(a)(iv) is amended by deleting it in its entirety and substituting therefor the following:

(iv)           [Intentionally omitted]; or

5.           Section 7(d)(ii) is amended by deleting it in its entirety and substituting therefor the following:

(ii)           a lump sum payment equal to the Executive’s target bonus opportunity as described in Section 4(b)(ii) above.

6.           Section 9 is amended by deleting it in its entirety and substituting therefor the following:

9.           Consent to Jurisdiction. The parties hereby consent to the jurisdiction of the Circuit Court of the Commonwealth of Virginia located in Fairfax County and the United States District Court for the Eastern District of Virginia.  Accordingly, with respect to any such court action, the parties (a) submit to the personal jurisdiction of such courts; (b) consent to service of process; and (c) waive any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction or service of process.

7.            Section 16 is hereby amended by deleting it in its entirety and substituting therefor the following:

16.          Governing Law.  This is a Virginia contract and shall be construed under and be governed in all respects by the laws of the Commonwealth of Virginia, without giving effect to its conflict of laws principles.  With respect to any disputes concerning federal law, such disputes shall be determined in accordance with the law as it would be interpreted and applied by the Unites States Court of Appeals for the Fourth Circuit.

8.            Except as specifically amended by the Second Amendment, the Agreement shall remain in full force and effect in accordance with its terms.

9.            This Second Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.

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IN WITNESS WHEREOF, this Second Amendment to the Employment Agreement has been executed as a sealed instrument by the Employer, by the undersigned duly authorized director, and by the Executive, as of the date set forth above.

ARBINET CORPORATION

By:	/s/ Jose A. Cecin, Jr.
Name: Jose A. Cecin, Jr.
Title: Chairman of the Board

/s/ Shawn F. O’Donnell
Shawn F. O’Donnell